                                                                      EXHIBIT 11


                 HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                     (In millions, except per share data.)



------------------------------------------------------------------------------------------
                                                 1996              1995              1994
                                      ----------------  ----------------  ----------------
                                                 FULLY             Fully             Fully
Year ended December 31                PRIMARY  DILUTED  Primary  Diluted  Primary  Diluted
------------------------------------------------------------------------------------------

Earnings:
Net income                            $538.6   $538.6   $453.2   $453.2   $367.6   $367.6
Preferred dividends                    (16.7)   (16.7)   (26.5)   (26.4)   (28.5)   (27.6)
-----------------------------------------------------------------------------------------
Net income available to common
 shareholders                         $521.9   $521.9   $426.7   $426.8   $339.1   $340.0
=========================================================================================
Average common and common equivalent
 shares:
  Common                                97.1     97.1     97.5     97.5     95.5     95.5
  Common equivalents                     1.2      1.4      1.5      1.8       .8      1.7
-----------------------------------------------------------------------------------------
Total                                   98.3     98.5     99.0     99.3     96.3     97.2
=========================================================================================
Net income per common share           $ 5.31   $ 5.30   $ 4.31   $ 4.30   $ 3.52   $ 3.50
=========================================================================================